Exhibit 19.1

RAIL CAR PURCHASE AND SALE AGREEMENT

THIS RAIL CAR PURCHASE AND SALE AGREEMENT (this “Agreement”) dated as of May 29, 2003, by and between PLM FINANCIAL SERVICES, INC., a Delaware corporation, not in its individual capacity but solely as liquidating trustee for the PLM Equipment Growth Fund III Liquidating Trust, having an address at c/o Equis Financial Group, 200 Nyala Farms, Westport, CT 06880 (“Seller”), and PATRIOT RAILCAR HOLDINGS I, LLC, a Delaware limited liability company, having an address at 28 Thorndal Circle, Darien, Connecticut 06820 (“Purchaser”).

RECITALS:
WHEREAS, Seller desires to sell and Purchaser desires to purchase the 1,133 rail cars owned by Seller and more fully described on Schedule   A hereto (each, a “Car” and, collectively, the “Cars”); and
WHEREAS, certain of the Cars are leased pursuant to various riders or schedules to master lease agreements, all as more fully described on Schedule A hereto (each, a “Lease,” and collectively, the “Leases”); and
WHEREAS, Seller wishes to sell, and Purchaser wishes to purchase, the Cars and Seller wishes to assign, and Purchaser wishes to accept and assume, all of Seller’s right, title, interest, duties and obligations in, to and under the Leases from and after the Closing Date (as defined in Section 3), on the terms and conditions hereinafter set forth in this Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Purchaser hereby agree as follows:

AGREEMENT:
  PURCHASE AND SALE OF THE CARS; ASSIGNMENT AND ASSUMPTION OF WARRANTIES; ASSIGNMENT AND ASSUMPTION OF LEASES. On the Closing Date, and subject to the terms and conditions of this Agreement:
A.   Purchased Assets. On the terms and subject to the conditions set forth in this Agreement, Purchaser shall purchase from Seller, and Seller shall sell, convey, assign, transfer and deliver to Purchaser on the Closing Date, all of Seller's right, title and interest as of the Closing Date in the Cars and the Leases, free and clear of all Liens other than Permitted Liens, including, but not limited to, the following (all of which are hereinafter called the “Purchased Assets”):
(i)   all assignable and existing warranties and indemnities given by any manufacturer or supplier of any Car or part thereof to Seller or any predecessor in interest to Seller;
(ii)   all claims, rights of recovery and rights of set-off of any kind relating to the Cars and Leases arising, accruing or occurring on or after January 1, 2003 (the “Cut-off Date”);
(iii)   all prepayments, prepaid expenses, cash deposits and security deposits relating to the Cars and the Leases and relating to the period from and after the Cut-off Date;
(iv)   all documents, lists, business and financial records and other information pertaining to the Cars and Leases, in each case whether evidenced in writing, electronic data or otherwise;
(v)   all rights under insurance policies covering the Cars and Leases relating to the period from and after the Cut-off Date; and
(vi)   to the extent transferable, all permits, licenses, certifications, authorizations and approvals from all permitting, licensing, accrediting and certifying agencies, organizations or groups pertaining to the Cars and Leases.

B.   Assumed Liabilities. Subject to the conditions set forth in this Agreement, in addition to the Purchase Price, Purchaser shall assume on the Closing Date and shall pay, discharge or perform when due, Seller's debts, liabilities and obligations set forth below (the "Assumed Liabilities"):
(i)   all of the rights and obligations (including the covenant of quiet enjoyment) of Seller as lessor under each of the Leases arising, accruing or occurring on or after the Closing Date; and
(ii)   any liability or other obligation with respect to the Cars arising on or after the Closing Date, but only with respect to events or circumstances giving rise to such liabilities or obligations that occurred on or after the Closing Date.

C.   Excluded Liabilities. Purchaser shall not assume or in any way become liable for Seller's debts, liabilities or obligations of any nature whatsoever (other than the Assumed Liabilities), whether accrued, absolute, contingent or otherwise, whether known or unknown, whether due or to become due, whether related to the Purchased Assets and regardless of when or by whom asserted, including, but not limited to the following (the “Excluded Liabilities”):
(i)   Seller's liabilities or obligations arising by reason of any breach or violation or alleged breach or violation by Seller on or before the Closing Date of any law or regulation, or any Lease or other agreement, contract, license, commitment, instrument, judgment, order or decree relating to the Purchased Assets;
(ii)   any liability or obligation of Seller for any tax relating to any period occurring on or before the Closing Date;
(iii)   any liability or obligation of Seller relating to any legal or regulatory action, proceeding or claim arising out of or in connection with the Purchased Assets or any other conduct of Seller, or Seller's officers, directors, employees, consultants, agents or advisors on or prior to the Closing Date; and
(iv)   any other liabilities or obligations of Seller not expressly assumed by Purchaser pursuant to Section 1.B.
For purposes of this Section 1.C., "Seller" shall be deemed to include all affiliates of Seller and any predecessors to Seller and any person or entity with respect to which Seller is a successor-in-interest (including by operation of law, merger, liquidation, consolidation, assignment, assumption or otherwise). Seller hereby acknowledges that it is retaining the Excluded Liabilities, and Seller shall pay, discharge and perform all such liabilities and obligations promptly when due.
  PURCHASE PRICE.
A.   Purchase Price. The purchase price of the Purchased Assets (the “Purchase Price”) shall be an amount equal to (i) Six Million Seven Hundred Thousand Dollars (US$6,700,000) (the “Base Amount”), plus (ii) simple interest on the Base Amount at the rate of twelve percent (12%) per annum from and after the Cut-off Date through and including the Closing Date, minus (iii) the aggregate amount of the Cut-off Date Adjustments (defined below in Section 2.B.). The Purchase Price shall consist of the “Closing Date Payment” as provided in Section 2.C. and the “Post-Closing Adjustment” as provided in Section 2.D.

B.   Adjustments to Purchase Price.
The Purchase Price shall be reduced by an amount equal to the sum of the following (the “Cut-off Date Adjustments”):
(i)   an amount equal to the Net Cash Flow (as defined in the Management Agreement, provided that such Net Cash Flow shall not include any income or expense item attributable to, arising out of or relating to events or circumstances that occurred during any period prior to the Cut-off Date, and shall include the period beginning on the Cut-off Date and ending on May 31, 2003), for the period commencing on the Cut-off Date and ending on May 31, 2003 with respect to the Purchased Assets, including, without limitation, Net Cash Flow with respect to Cars not sold to Purchaser as described in Section 3.D.(iii) hereof; plus
(ii)   an amount equal to the Rule 107 Value (as defined below) of any Cars not sold to Purchaser as described in Section 3.D.(i) hereof; plus
(iii)   an amount equal to the Casualty Proceeds (as defined in Section 3.D.(ii)) received by Seller with respect to any Cars not sold to Purchaser at Closing as described in Section 3.D.(ii) hereof.
The foregoing described reduction in Purchase Price shall be the sole and exclusive remedy of Purchaser with respect to Cars and Leases not sold or assigned to the Purchaser due to the events described in Sections 3.D.(i) and 3D.(iii) hereof. For purposes of this Agreement, the “Rule 107 Value” of any Car shall be the Settlement Value of such Car determined in accordance with Rule 107 of the 2003 Office Manual of the Association of American Railroads.

C.   Closing Date Payment. At Closing, Purchaser shall pay to Seller, in immediately available funds by wire transfer to the account designated by Seller, an amount (the “Closing Date Payment”) equal to (i) the Base Amount; plus (ii) accrued interest from and after the Cut-off Date through and including March 31, 2003 computed as provided in Section 2.A. above; minus (iii) the amount set forth in Section 2.B.(i) above for the period from and after the Cut-off Date through and including March 31, 2003 using Seller’s existing accrual-based accounting methods (which the parties hereby acknowledge and agree is equal to $572,000); minus (iv) the amounts set forth in Sections 2.B.(ii) and 2.B.(iii) above.

D.   Post-Closing Adjustment.
(i)   Seller’s Statement. Not later than June 20, 2003, Seller shall deliver to Purchaser a statement (the “Seller’s Statement”) setting forth (in reasonable detail and with underlying supporting data that reconciles with the amounts set forth on the Seller’s statement) (a) the amount of adjustment set forth in Section 2.B.(i) above determined in respect of the period from the Cut-off Date through May 31, 2003, and as calculated using the cash-based accounting set forth in the Management Agreement, (b) the accrued interest on the Base Amount from April 1, 2003 through and including the Closing Date (calculated on the same basis as in Section 2.A. above), (c) the resulting Purchase Price and (d) the amount by which the Closing Date Payment is greater than or less than the Purchase Price (the “Post-Closing Adjustment”). During the 15-day period immediately following Purchaser’s receipt of the Seller’s Statement, Seller shall provide Purchaser with such information as Purchaser may request (as well as access to the Seller’s and Manager’s books and records) related to the determination of the Post-Closing Adjustment. The Seller’s Statement and the determination of the Post-Closing Adjustment shall become final and binding upon the parties 15 days following Purchaser’s receipt thereof, unless Purchaser shall give Seller written notice of its disagreement (a "Notice of Disagreement") prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature and dollar amount of any disagreement so asserted and shall be delivered only if (and to the extent that) Purchaser reasonably and in good faith determines that the amount of the Post-Closing Adjustment set forth in the Seller’s Statement has not been determined in accordance with the guidelines and procedures set forth in this Agreement.
(ii)   Procedures for Disputes. If a timely Notice of Disagreement is received by Seller, then the Post-Closing Adjustment shall become final and binding upon the parties on the earliest of (a) the date the parties resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (b) the date all matters in dispute are finally resolved in writing by the Accounting Firm (defined below). During the 15 days following delivery of a Notice of Disagreement, the Purchaser and Seller shall seek in good faith to resolve in writing any differences which they have with respect to the matters specified in the Notice of Disagreement. At the end of the 15-day period referred to above, the parties shall submit to a mutually satisfactory independent "big-four" accounting firm for review and resolution of all matters (but only such matters) that remain in dispute and that were properly included in the Notice of Disagreement (the “Accounting Firm”). The parties shall instruct the Accounting Firm (1) to make a final determination of the Post-Closing Adjustment and the resulting Purchase Price calculated with reference to such amounts to the extent such amounts are in dispute, (2) not to assign a value to any item in dispute greater than the greatest value for such item assigned by Purchaser, on the one hand, or Seller, on the other hand, or less than the smallest value for such item assigned by Purchaser, on the one hand, or Seller, on the other hand and (3) to make its determination based solely on presentations by Purchaser and Seller which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The Post-Closing Adjustment shall become final and binding on Purchaser and Seller on the date the Accounting Firm delivers its final resolution in writing to the parties (which final resolution shall be requested by Purchaser and Seller to be delivered not more than 30 days following submission of such disputed matters). The fees and expenses of the Accounting Firm shall be paid by the party whose calculation of the Post-Closing Adjustment is further away from the Accounting Firm's calculation.
(iii)   Payments. If, as finally determined pursuant to Section 2.D.(i) or 2.D.(ii) above, the Closing Date Payment is greater than the Purchase Price, then Seller shall pay (out of its own funds) to Purchaser an amount equal to the Post-Closing Adjustment. If, as finally determined pursuant to Section 2.D.(i) or 2.D.(ii) above, the Closing Date Payment is less than the Purchase Price, then Purchaser shall pay (out of its own funds) to Seller an amount equal to the Post-Closing Adjustment. Any payment made pursuant to this Section 2.D.(iii) shall be made by wire transfer of immediately available funds to an account designated by the recipient thereof on the later of (a) July 21, 2003 and (b) the date that is five (5) business days after the date upon which the Post Closing Adjustment becomes final and binding upon the parties pursuant to subsections (i) and (ii) above.
  CLOSING. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on May 29, 2003 (the actual date of the Closing is hereinafter referred to as the “Closing Date”) at 10:00 a.m., New York time, at the New York City offices of Seller’s counsel. Time is of the essence.
A.   Purchaser’s Obligations. The obligation of Purchaser to proceed with the Closing is conditioned upon the occurrence or completion of the following, or the waiver by Purchaser thereof, on or before the Closing Date:
(i)   The delivery by Seller to Purchaser of a duly executed warranty bill of sale in substantially the form of Exhibit A attached hereto (the “Bill of Sale”);
(ii)   The delivery by Seller to Purchaser of a duly executed instrument of assumption in substantially the form of Exhibit B attached hereto (the “Instrument of Assumption”);
  The representations and warranties of Seller contained herein shall be true and correct on and as of the Closing Date, as if such representations and warranties were made by Seller as of the Closing Date, and Seller shall have delivered to Purchaser a certificate certifying same;
(iv)   The delivery to Purchaser of a management agreement (the “Management Agreement”) in form and substance acceptable to Purchaser, duly executed by Transportation Equipment-PLM, LLC (the “Manager”);
(v)   The representations and warranties of the Manager contained in the Management Agreement shall be true and correct on and as of the Closing Date, as if such representations and warranties were made by such Manager as of the Closing Date, and Manager shall have delivered to Purchaser a certificate certifying same;
(vi)   The delivery to Purchaser of a Residual Sharing Agreement (the “Residual Sharing Agreement”) in form and substance acceptable to Purchaser, duly executed by Seller and Manager;
(vii)   The delivery to Purchaser of a Guaranty in substantially the form of Exhibit C attached hereto the “Guaranty”), duly executed by MILPI Holdings, LLC (the “Guarantor”);
(viii)   Seller shall have performed and complied in all material respects with all of its covenants and obligations hereunder, and Seller shall have delivered to Purchaser a certificate certifying same;
(ix)   The delivery by Seller to Purchaser of evidence reasonably acceptable to Purchaser that all corporate actions have been taken by Seller to authorize the execution and delivery of this Agreement, the Residual Sharing Agreement and the transactions contemplated hereby and thereby, together with an incumbency certificate regarding the incumbency and authority of the officers of Seller;
(x)   The delivery by Manager to Purchaser of evidence reasonably acceptable to Purchaser that all limited liability company actions have been taken by Manager to authorize the execution and delivery of the Management Agreement and Residual Sharing Agreement and the transactions contemplated thereby, together with an incumbency certificate regarding the incumbency and authority of the officers of Manager;
(xi)   The delivery by Seller to Purchaser or Purchaser’s designee of the chattel paper counterpart of each Lease;
(xii)   The delivery by Seller to Purchaser of evidence that Purchaser has become a “Principal” under the Escrow Agreement (as defined in the Management Agreement);
(xiii)   The delivery by Seller to Purchaser of a legal opinion of Seller’s counsel in form and substance reasonably acceptable to Purchaser;
(xiv)   Receipt by Purchaser of Surface Transportation Board (“STB”) and Registrar General of Canada (“RGC”) search reports and reports issued by any other applicable regulatory bodies, confirming the applicable representations and warranties of Seller contained herein together with the usual and customary opinions of special counsel thereto, all in form and substance acceptable to Purchaser;
(xv)   Provisions for the filing, on the Closing Date, of assignments of the Leases from Seller to Purchaser shall have been made with the STB in accordance with 49 U.S.C. Section 11301 and with the RGC and in such other places as Purchaser’s special counsel shall advise Purchaser are necessary;
(xvi)   Receipt by Purchaser of certificate(s) of insurance, satisfactory to Purchaser, confirming that Purchaser is, or effective upon the Closing Date, will become, an additional insured under the public liability insurance, and loss payee under the property damage insurance, required to be maintained by each Lessee in accordance with the provisions of each Lease;
(xvii)   There shall not have occurred, in the reasonable opinion of Purchaser, any material adverse change in or with respect to the business or financial condition of the Seller or Manager or with respect to the Purchased Assets;
(xviii)   All approvals and consents of, or notices to, any governmental authority or any trustee or holder of any indebtedness or obligation of Seller, and all other legal requirements which are required in connection with the transactions contemplated herein, shall have been duly obtained, given or accomplished to the reasonable satisfaction of Purchaser; and
(xix)   No suit, action or other proceeding shall be pending before any court or governmental or regulatory official, body or authority or any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (a) prevent the performance of this Agreement or any Transaction Document (as defined in Section 5.A(i) hereof) or the consummation of any of the material transactions contemplated hereby or thereby or declare unlawful any of the material transactions contemplated hereby or thereby, (b) cause any of the material transactions contemplated by this Agreement or any Transaction Document to be rescinded following consummation or (c) affect materially and adversely the right of Purchaser to own or operate the Purchased Assets, and no such injunction, judgment, order, decree or ruling shall be in effect, and Seller shall have delivered to Purchaser a certificate certifying as to all of the above;

B.   Seller’s Obligations. The obligation of Seller to proceed with the Closing is conditioned on the occurrence or completion of the following, or the waiver by Seller thereof, on or before the Closing Date:
(i)   The delivery by Purchaser to Seller of the Closing Date Payment;
(ii)   The delivery to Seller of the Bill of Sale, duly executed by Purchaser;
(iii)   The delivery to Seller of the Instrument of Assumption, duly executed by Purchaser;
(iv)   The delivery to Seller and Manager of the Residual Sharing Agreement in form and substance acceptable to Seller and Manager, duly executed by Purchaser;
  The representations and warranties of Purchaser contained herein shall be true and correct on and as of the Closing Date, as if such representations were made by Purchaser as of the Closing Date, and Purchaser shall have delivered to Seller a certificate certifying the same;
  The delivery by Purchaser to Seller of evidence reasonably acceptable to Seller that all limited liability company actions have been taken by Purchaser to authorize the execution and delivery of this Agreement, the Management Agreement and the Residual Sharing Agreement and the transactions contemplated hereby and thereby, together with an incumbency certificate regarding the incumbency and authority of the officers of Purchaser;
  The delivery by Purchaser to Seller of a legal opinion of Purchaser’s counsel in form and substance reasonably acceptable to Seller; and
  Purchaser shall have performed and complied in all material respects with all of its covenants and obligations hereunder, and Purchaser shall have delivered to Seller a certificate certifying the same.
C.   Closing Date. Each party hereto agrees and covenants to use all reasonable efforts to satisfy its obligations hereunder and to close the transactions contemplated hereby on or before the Closing Date.

D.   Removal of Cars; Insurance Payments.
(i)   Seller and Purchaser hereby agree that if Seller is unable at Closing to deliver certain Cars and the related Leases in compliance with the representations and warranties contained in Section 5.A.(ix) hereof (except by reason of the events described in subsection (ii) hereof), such Cars and the related Leases shall be severed from the Closing and the Purchase Price (and, by operation of Section 2.C., the Closing Date Payment) shall be reduced in the manner described in Section 2.B.(ii) to reflect the same and neither party hereto shall have any further liability or obligation to the other with respect to such change.
(ii)   (1)   A “Casualty Occurrence” with respect to a Car occurs if a Car is stolen or destroyed, damaged beyond economic repair or otherwise rendered permanently unfit for use (including, without limitation, use in unrestricted interchange) from any cause whatsoever, or taken or requisitioned by condemnation or otherwise.
   (2)   If, prior to the Closing Date, the parties discover that a Car has suffered a Casualty Occurrence, Seller shall withdraw such Car from this Agreement and Purchaser shall have no right to purchase such Car. Seller shall retain all rights with respect to any casualty proceeds, insurance payments or other payments (collectively, “Casualty Proceeds”) received by Seller prior to the Closing Date in respect to such Casualty Occurrence and the Purchase Price (and, by operation of Section 2.C., the Closing Date Payment) shall be reduced in the manner described in Section 2.B.(iii) to reflect the same. Purchaser shall be entitled to any Casualty Proceeds in respect thereto paid after the Closing Date.
   (3)   If, following the Closing Date, the parties discover that a Car had suffered a Casualty Occurrence prior to the Closing Date and was not withdrawn pursuant to subsection (2) of this Section 3.D.(ii), the Seller shall promptly pay to Purchaser an amount equal to the Casualty Proceeds received by Seller with respect to such Car and such Car shall be deemed never to have been transferred and all rights with respect to such Car shall be deemed to belong to Seller.
(iii)   If prior to the Closing Date a Car is scrapped, Seller shall withdraw such Car from this Agreement and Purchaser shall have no right to purchase such Car. Seller shall retain all rights to all payments received by Seller with respect to such Car and the Purchase Price (and, by operation of Section 2.C., the Closing Date Payment) shall be reduced in the manner described in Section 2.B.(i) to reflect the same.

4.   TAXES.

A.   Seller shall be liable for and shall promptly pay all taxes (including but not limited to sales, use, property and transfer or other similar taxes) that relate to the Purchased Assets with respect to any period arising on or prior to the Closing Date.

B. Purchaser and Seller shall share equally any and all sales, use, property and transfer or other similar taxes (excluding net income or comparable gross receipts taxes), if any, due upon the sale of the Cars or the assignment of the Leases to Purchaser pursuant to this Agreement, provided that either party shall have the right, at its sole cost and expense, to contest in good faith and by appropriate proceedings the imposition of any such taxes so long as it indemnifies and holds the other party harmless from any and all claims, liabilities and costs (including reasonable attorneys’ fees) that may occur by reason thereof. The parties hereto shall cooperate to minimize or eliminate any and all such taxes referred to in this Section 4.B.

C. Purchaser shall be liable for and shall promptly pay all taxes (including but not limited to sales, use, property and transfer or other similar taxes) that relate to the Purchased Assets and to any period from and after the Closing Date.

5.   REPRESENTATIONS AND WARRANTIES.
  Representations of Seller. Seller hereby represents and warrants to Purchaser as of the date hereof and as of the Closing Date that:
  Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Seller has the power and authority to execute and deliver this Agreement, the Bill of Sale, the Residual Sharing Agreement, the Instrument of Assumption and each other document and instrument executed and delivered in connection herewith (collectively, the “Transaction Documents”) to which Seller is a party, and to perform the terms hereof and thereof.
  Each of the Transaction Documents to which Seller is a party has been duly authorized by all necessary corporate action on the part of each of Seller, and have each been, or upon their execution and delivery will be, duly executed and delivered by Seller, and neither the execution and delivery of any of such Transaction Documents nor the consummation of the transactions contemplated therein, nor compliance by Seller with any of the terms and provisions thereof, will contravene or result in any breach of or constitute any default under, any indenture, mortgage, loan or credit agreement, trust agreement, articles of organization, by-laws or other agreement or instrument to which Seller is a party or by which Seller or its properties may be bound or affected.
  None of the execution, delivery or performance by Seller of the Transaction Documents or any other document or instrument required to be executed and delivered by Seller in connection herewith or therewith, nor the consummation by Seller of any of the transactions contemplated hereby or thereby, shall (a) conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, or give any third party the right to terminate or to accelerate any obligation under, Seller’s organizational documents or any indenture, mortgage, lease, loan agreement, contract, commitment or other agreement or instrument to which Seller is bound or affected (but excluding, in all events, the Leases), or any law, statute, rule or regulation to which Seller is subject, (b) give any lessee the right to terminate or cancel any Lease, (c) result in the creation of any Lien upon any of the Purchased Assets, or (d) require any authorization, consent, approval, exemption or other action by or notice to or filing with any court or other governmental or regulatory body or authority, except such as have been obtained or effected on or prior to the effective date hereof or, if so permitted, the Closing Date, and which shall remain in full force and effect on the Closing Date, and copies of same shall have been delivered to Purchaser prior to the Closing Date.
  Seller is not, and on the Closing Date will not be, in default with respect to any of its obligations under the Leases, nor does any condition exist, the existence of which, upon the giving of notice or the lapse of time, or both, would constitute such a default. In addition, on the date hereof and on the Closing Date, (a) to the best of Seller’s knowledge, no event of default under any Lease has occurred and is continuing on the part of the parties thereto other than Seller, (b) to the best of Seller’s knowledge, there are no amounts due and unpaid to Seller under the Leases , and (c) to the best of Seller’s knowledge, there are no existing claims by or on behalf of any other person under or with respect to the Purchased Assets.
  Seller has delivered to Purchaser a true, correct and complete copy of each of the Leases as of the date hereof. Seller’s signatures on the Leases are genuine and, to Seller’s knowledge, all signatures on the Leases of persons other than Seller are genuine. The Leases are, and on the Closing Date will be, in full force and effect and constitute the valid and binding obligations of Seller, and to Seller’s knowledge, each other party thereto, enforceable in accordance with the terms thereof except as such obligations may be limited by any bankruptcy, insolvency, reorganization, or other similar laws of general application affecting the enforcement of creditor or lessor rights. On the date hereof and on the Closing Date, other than the Leases, there are no other material documents or agreements relating to the Purchased Assets that will affect or purport to bind Purchaser or the Purchased Assets after the Closing Date. On the date hereof and on the Closing Date, none of the Leases have been amended, modified, supplemented or waived, orally or in writing.
  No payments of rent under any Lease remaining to be paid has been paid in advance of the scheduled payment date therefore. No Lessee has delivered any security deposit or other amounts to be applied against such Lessee’s obligations under the Leases.
  There are no contracts, agreements, or understandings, whether written or oral, which provide for any residual sharing, remarketing or similar arrangements that would be binding upon or enforceable against the Purchaser, the Purchased Assets or the proceeds of any sale, lease or any disposition of any thereof, other than the Residual Sharing Agreement.
  Each of the Transaction Documents to which Seller is a party will, upon execution, constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws from time to time in effect which affect creditors’ rights generally.
  Seller owns and, by the Bill of Sale and the Instrument of Assumption, shall transfer to Purchaser, good and marketable title to the Purchased Assets free and clear of all security interests, liens, claims restrictions and encumbrances (collectively, “Liens”) (except for (a) the rights of lessees under the Leases, or (b) Liens permitted by the Leases that are not imposed, granted or arising as a result of any affirmative act by Seller (collectively, “Permitted Liens”)).
  Since the Cut-off Date, there has been no any material adverse change in or with respect to the business or financial condition of the Seller or Manager or with respect to the Purchased Assets. Since the Cut-off Date, Seller and Manager have operated the Purchased Assets in the ordinary course consistent with past practice.
  To Seller’s knowledge (which solely for purposes of this Section 5.A(xi) shall be deemed to include the knowledge of Manager), each of the Cars is (a) in good running order and (b) eligible for interchange service under applicable governmental and industry rules and regulations.
  The information set forth in the columns marked with an asterisk on Schedule A hereto is true and correct in all material respects (taken as a whole and on a net basis) as to the Cars and Leases as of the date hereof.
  Seller has not entered into any agreement, arrangement or understanding that will result in an obligation of Purchaser to pay any finder’s fee, brokerage commission or similar payment in connection with transactions contemplated by this Agreement or any other Transaction Document.
  Seller has promptly paid all taxes (including but not limited to sales, use property and transfer or other similar taxes) that relate to the period arising on or prior to December 31, 2002.
  Except as set forth in this Section 5.A, the Instrument of Assumption and the Bill of Sale, (a)  SELLER HAS NEITHER HERETOFORE MADE, NOR DOES IT MAKE BY THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS, ANY REPRESENTATIONS OR WARRANTIES, AND SELLER ASSUMES NO LIABILITY OR RESPONSIBILITIES WITH RESPECT TO THE DUE EXECUTION BY THE RESPECTIVE LESSEES OF THE LEASES, OR THE LEGALITY, VALIDITY, SUFFICIENCY, ENFORCEABILITY OR COLLECTIBILITY THEREOF ; and (b) with respect to the Cars, SELLER CONVEYS THE CARS ON AN “AS IS,” “WHERE IS” BASIS, WITHOUT ANY WARRANTIES OR OTHER REPRESENTATIONS WHATSOEVER, WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, OPERABILITY, DESIGN OR CONDITION OF, OR, AS TO THE QUALITY OR CAPACITY OF THE MATERIAL OR WORKMANSHIP OF, IN, THE CARS.
  Representations of Purchaser. Purchaser hereby represents and warrants to Seller as of the date hereof and as of the Closing Date that:
  Purchaser is a limited liability company, duly formed and validly existing and in good standing under the laws of the State of Delaware, having its registered office at its address set forth above. Purchaser has the power and authority to execute and deliver the Transaction Documents to which it is a party and to perform the terms hereof and thereof and to consummate the transactions contemplated hereby and thereby .
  Each of the Transaction Documents to which Purchaser is a party has been duly authorized by all necessary limited liability company action on the part of Purchaser, and each has been, or upon the execution and delivery will be, duly executed and delivered by Purchaser, and neither the execution and delivery of any Transaction Document nor the consummation of the transactions contemplated herein or therein, nor compliance by Purchaser with any of the terms and provisions hereof or thereof, will contravene or result in any breach of, or constitute any default under, an indenture, mortgage, loan or credit agreement, charter or similar document, by-laws or other agreement or instrument to which Purchaser is a party or by which Purchaser or its properties may be bound or affected.
  Each of the Transaction Documents to which Purchaser is a party will upon their execution by Purchaser constitute, the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws from time to time in effect which affect creditors’ rights generally.
  Purchaser has not entered into any agreement, arrangement or understanding that will result in an obligation of Seller to pay any finder’s fee, brokerage commission or similar payment in connection with transactions contemplated by this Agreement or any other Transaction Document.
    6.   POST CLOSING COVENANTS.

    A.   Following the Closing, Seller shall use its reasonable good faith efforts to obtain customary estoppels and acknowledgements from lessees with respect to the Leases; provided , however , that Purchaser shall provide Seller with the form of estoppel or acknowledgement to be presented to lessees and in no event shall Seller have any liability whatsoever hereunder in the event that any less ee shall fail or refuse to deliver to Seller or Purchaser any such estoppel or acknowledgement or shall seek to qualify or alter the form thereof.
    B.   Following the Closing, Seller shall use commercially reasonable efforts to obtain a written acknowledgment of release or the like from General Electric Railcar Services Corporation (“GERSCO”) of the lien created by that certain Railcar Security Agreement dated September 30, 1988 (the “Railcar Security Agreement”) by and between PLM Equipment Growth Fund III and GERSCO, in a form reasonably satisfactory to Purchaser.

    7.   INDEMNITY.

    A.   Purchaser Indemnity. Purchaser hereby agrees to indemnify, defend and hold Seller and, to the extent applicable, its partners, officers, directors, managers, equity holders, employees, agents or attorneys (the “Seller Parties”), harmless from and against any and all bona fide claims, liabilities, losses, damages, costs and expenses, including, without limitation, the reasonable fees and disbursements of counsel (collectively, “Claims” and, individually, a “Claim”), resulting or arising from (i) any breach of any covenant, obligation or undertaking made by Purchaser in or pursuant to this Agreement or any of the other Transaction Documents to which it is a party, (ii)  any breaches or inaccuracies in any (x) certificate required to be delivered under this Agreement or (y) representation or warranty made by Purchaser in or pursuant to this Agreement or any of the other Transaction Documents to which it is a party, (iii) any commission, fee or the like payable to any broker or other similar person hired by Purchaser arising out of or in connection with the transactions contemplated by this Agreement, (iv) any liability or obligation of Purchaser which is an Assumed Liability or (v) the ownership, use, operation, lease, possession, control, maintenance, storage, repair, sale, remarketing or any other aspect of Purchaser’s ownership of the Cars, from and after the Closing Date; except any Claim or Claims resulting from any Seller Party’s gross negligence or willful misconduct.

    B.   Seller Indemnity. Seller hereby agrees to indemnify, defend and hold Purchaser and, to the extent applicable, its partners, members, officers, directors, managers, equity holders, employees, agents or attorneys (the “Purchaser Parties”), harmless from and against any and all Claims resulting or arising from (i) any breach of any covenant, obligation or undertaking (except Section 6 hereof) made by Seller in or pursuant to this Agreement or any of the other Transaction Documents to which it is a party, (ii) any breaches or inaccuracies in any (x) certificate required to be delivered under this Agreement or (y) representation or warranty made by Seller in or pursuant to this Agreement or any of the other Transaction Documents to which it is a party (except any breach to which reference is made in Section 3.D.(i) hereof provided that the foregoing indemnity shall apply in all events to the Purchased Assets covered by the Railcar Security Agreement), (iii) any liability or obligation of Seller which is an Excluded Liability or (iv) any commission, fee or the like payable to any broker or other similar person hired by Seller arising out of or in connection with the transactions contemplated by this Agreement; except any Claim or Claims resulting from any Purchaser Party’s gross negligence or willful misconduct.

    C.   Limitations.

    (i)   Neither Seller nor Purchaser shall have any obligation to indemnify any other person under clause (ii) of each of Sections 7.A. and 7.B., respectively, until the aggregate amount for which such party would otherwise be obligated to indemnify such other person hereunder shall exceed an aggregate of Seventy-Five Thousand Dollars ($75,000) (the “Threshold”), and then the indemnifying party shall indemnify all amounts back to the first dollar of liability; provided , however , that the Threshold shall not apply with respect to any Claims by the Purchaser Parties resulting or arising from a breach of Section 5.A.(ix) hereof and Seller shall be required to indemnify all amounts beginning with the first dollar of liability.
    (ii)   Seller’s obligation to indemnify the Purchaser Parties pursuant to clause (ii) of Section 7.B. shall terminate on November 30, 2003 (the “Termination Date”) except with respect to Claims (“Noticed Claims”) for which Purchaser shall have notified Seller in writing of a claim for indemnification with respect thereto on or before such date; provided , however , that there shall be no Termination Date (other than the applicable statute of limitations) with respect to any Claims by the Purchaser Parties resulting or arising from a breach of Section 5.A.(ix) hereof. The obligation of Seller to indemnify Purchaser pursuant to the terms of this Agreement shall terminate with respect to Noticed Claims when such obligations have been paid and/or performed in full.
      From the Closing Date through June 30, 2003, Seller shall maintain an amount of available cash (“Minimum Available Cash”) equal to at least $1,000,000, and from July 1, 2003 through November 30, 2003, Seller shall maintain Minimum Available Cash equal to the aggregate of (a) $500,000 and (b) the lesser of (I) $500,000 or (II) the aggregate amount of Noticed Claims submitted to the Seller which remain unresolved as of June 30, 2003. From and after December 1, 2003, Seller shall be required to maintain Minimum Available Cash only in an amount equal to the lesser of (x) $500,000 and (y) the aggregate amount of Noticed Claims submitted to the Seller which remain unresolved as of November 30, 2003. Seller shall not be obligated to indemnify the Purchaser Parties for Claims under clause (ii) of Section 7.B. to the extent that the aggregate amount of all such Claims exceeds the then applicable amount of Minimum Available Cash (the “Cap”); provided , however , that the Cap shall not apply with respect to Claims by the Purchaser Parties resulting or arising from a breach of Section 5.A.(ix) hereof, but in no event shall Seller be obligated to indemnify the Purchaser Parties for Claims resulting or arising from a breach of said Section 5.A.(ix) to the extent the aggregate amount of such Claims exceeds the Purchase Price.
      The provisions of this Section constitute the sole and exclusive remedies of Seller and Purchaser against the other with respect to the terms and provisions of this Agreement and no separate Claim shall be so brought, except and solely to the extent of fraud.
      Seller agrees to reaffirm in writing its obligation to indemnify the Purchaser Parties under Section 7.B. with respect to Claims resulting or arising from a breach of Section 5.A.(ix) hereof to any lender in connection with (i) Purchaser’s first refinancing of any acquisition indebtedness incurred in connection with the transactions contemplated hereby, and (ii) a third party’s financing of the purchase of the Purchased Assets from Purchaser; provided , however , that such duty to reaffirm shall immediately terminate upon the delivery by Seller of an acknowledgement of release of lien or the like from GERSCO as described in Section 6.B. hereof.
    D.   Indemnification Procedures.
    (i)   In the event that a party (the “Indemnified Party”) desires to make a claim against another party hereto (the “Indemnifying Party”) under this Section in connection with any action, suit, proceeding or demand at any time instituted against or made upon the Indemnified Party for which the Indemnified Party may seek indemnification hereunder, the Indemnified Party shall notify the Indemnifying Party of such Claim and of the Indemnified Party’s claim of indemnification with respect thereto, provided that failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations under this Section except to the extent, if at all, that the Indemnifying Party shall have been prejudiced thereby. Upon receipt of such notice from the Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense of such Claim and, if the Indemnifying Party shall have accepted the Indemnified Party’s claim for indemnity and agreed to be responsible therefore, shall be entitled to fully assume the defense of such Claim, and in the case of such an assumption upon written notice to the Indemnified Party of its intention to do so, the Indemnifying Party shall have the authority to negotiate, compromise and settle such Claim, provided that no such settlement shall impose on the Indemnified Party any cost, expense or liability which the Indemnifying Party is not indemnifying under this Section or affect, limit or modify the obligations of Purchaser, as Lessor, under any Lease, or adversely affect the anticipated residual value of any Car. The Indemnified Party shall retain the right to employ its own counsel and to participate in the defense of any Claim, the defense of which has been assumed by the Indemnifying Party pursuant hereto, but the Indemnified Party shall bear and shall be solely responsible for its own costs and expenses in connection with such participation, unless (i) the employment thereof has been specifically authorized by the Indemnifying Party, (ii) such Indemnified Party has been advised by counsel reasonably satisfactory to the Indemnifying Party that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party and in the reasonable judgment of such counsel it is advisable for such Indemnified Party to employ separate counsel, or (iii) the Indemnifying Party has failed to assume the defense of such action in accordance herewith and employ counsel reasonably satisfactory to the Indemnified Party.
    (ii)   In the event of any Claim under this Section, the Indemnified Party shall advise the Indemnifying Party in writing of the amount and circumstances surrounding such Claim. With respect to a liquidated Claim, if within thirty (30) days after receiving written notice from the Indemnified Party, the Indemnifying Party has not contested such Claim in writing, the Indemnifying Party will pay the full amount thereof, within fifteen (15) days after the expiration of such period.

    8.   CONFIDENTIALITY. Except as otherwise contemplated herein, no party hereto will make any disclosure (public or private) concerning the existence or contents of this Agreement or the other Transaction Documents or cause to be publicized in any manner whatsoever, by way of interviews, responses to questions or inquiries, press releases or otherwise, any aspect of the transactions contemplated herein without the prior notice to and the written consent of the other party, which approval will not be unreasonably withheld, except as may otherwise be required by law, provided however, that this Section 8 shall not prevent any party from (a) disclosing the existence and contents of this Agreement and the other Transaction Documents to such party’s lenders, attorneys, consultants, tax advisors and accountants; (b) issuing any press release or making any public statement or disclosure which such party determines to be required by law or by any self-regulating securities exchange (it being understood that the parties will consult with each other before issuing any such press release or making any such public statement); or (c) issuing any press release or making any public statement or disclosure after the other party hereto has publicly disclosed this Purchase Agreement and the transactions contemplated hereby (it being understood that the disclosing party will consult with the other party before issuing any such press release or making any such public statement). Notwithstanding the foregoing, no consent of Seller shall be required for Purchaser to disclose the terms of this Purchase Agreement, and the transactions contemplated hereby, to any present or prospective investors in, or lenders to, Purchaser or its present or future affiliates. Notwithstanding anything herein to the contrary, the parties (and each affiliate and person acting on behalf of any such party) agree that each party (and each employee, representative, and other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such party or such person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws. This authorization is not intended to permit disclosure of any other information including (without limitation) (a) any portion of any materials to the extent not related to the tax treatment or tax structure of the transaction, (b) the identities of participants or potential participants in the transaction, (c) the existence or status of any negotiations, (d) any pricing or financial information (except to the extent such pricing or financial information is related to the tax treatment or tax structure of the transaction), or (e) any other term or detail not relevant to the tax treatment or the tax structure of the transaction.

    9.   MISCELLANEOUS.
      The Transaction Documents constitute the entire agreement between Seller and Purchaser with respect to the proposed purchase and sale of the Cars and the assignment and assumption of the Leases, and the Transaction Documents supersede and cancel all prior agreements, representations, warranties, or communications, whether written or oral, among the parties hereto relating to any of the transactions contemplated by the Transaction Documents. This Agreement may be amended or rescinded only by written instrument signed by all the parties hereto. No course of dealing or usage of trade shall be relevant to supplement, explain or expand any term used in this Agreement.
      This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided , however, the Seller shall not assign or transfer any of its rights or obligations hereunder, whether by operation of law or otherwise, without the prior written consent of the Purchaser.
      This Agreement shall be governed by and construed in accordance with the laws of State of New York, including all matters of construction, validity, performance and enforcement.
      Neither party hereto shall be deemed in breach or violation of this Agreement if either is prevented from performing any of its obligations hereunder for any reason beyond its reasonable control, including without limitation, acts of God, riots, strikes, fires, storms, public disturbances, or any regulation of any federal, state or local government or agency thereof.
      The titles appearing in this Agreement and in any of the other Transaction Documents are inserted only as a matter of convenience and in no way define, limit or describe the scope or intent of such sections or articles nor in any way affect this Agreement or any of the other Transaction Documents.
      Seller shall execute and deliver such further instruments of conveyance and transfer and take such additional action as Purchaser may reasonably request to effect, consummate, confirm or evidence the transfer to Purchaser of the Purchased Assets and the assumption by Purchaser of the Assumed Liabilities (including with respect to obtaining and maintaining all licenses, permits, authorizations, accreditations and consents necessary or desirable in connection therewith), and Seller shall execute such documents as may be necessary to assist Purchaser in preserving or perfecting its rights in the Purchased Assets. Purchaser shall execute and deliver such further instruments of assumption and take such additional action as Seller may reasonably request to effect, confirm or evidence the assumption by Purchaser of the Assumed Liabilities. Following the Closing, Seller and Purchaser agree to cooperate with each other and to provide each other with all information and documentation reasonably necessary to permit the preparation and filing of any tax return with respect to the Purchased Assets; provided that each party shall reimburse the other party for such other party's reasonable out-of-pocket expenses in connection therewith.
      Notwithstanding any other conditions contained herein, it is hereby agreed that the representations, warranties, indemnities and assurances of each party hereto shall survive the expiration or termination of this Agreement and inure to the benefit of and be binding upon each of the parties hereto and their respective successors and assigns.
      All notices and communications delivered hereunder or with respect hereto shall be in writing and shall be forwarded by certified mail, return receipt requested and postage prepaid, recognized international air courier, or personally delivered, and addressed to Seller and Purchaser at the addresses set forth below or to such other address as shall be provided to the parties:
    Seller :

    PLM Equipment Services, Inc., not in
    its individual capacity but solely as
    liquidating trustee for the PLM Equipment
    Growth Fund III Liquidating Trust
    c/o Equis Financial Group
    200 Nyala Farms
    Westport, CT 06880

    Attention: James A. Coyne
    Phone: 888 542-3328
    Fax: 203 341-9988

    With a copy to :

    PLM Rail Services
    One North LaSalle Street
    Suite 2700
    Chicago, IL 60602

    Attn: President
    Phone: 312 857-1026
    Fax: 312 857-1030

    With a further copy to:
    Nixon Peabody LLP
    101 Federal Street
    Boston, MA 02110

    Attention: Craig D. Mills, P.C.
    Phone: 617 345-1219
    Fax: 866 947-1533

    Purchaser:
    Patriot Rail Car Holdings I, LLC
    28 Thorndal Circle
    Darien, CT 06820

    Attention: Charles A. Forbes, Jr.
    Telephone: (203) 656-3470
    Fax: (203) 656-4483

    With a copy to:
    Kirkland & Ellis
    AON Center
    200 East Randolph Drive
    Chicago, IL 60601-6636

    Attention: Kenneth P. Morrison
    Phone: (312) 861-2347
    Fax: (312) 861-2200

      Notwithstanding that up to $120,000 of the reasonable third party costs and expenses incurred by Purchaser in connection with the negotiation and closing of the transactions contemplated hereby shall be considered part of Purchaser’s “Owner Investment” for purposes of the Residual Sharing Agreement, each of Seller and Purchaser shall bear and be responsible for its own costs and expenses incurred in connection with the negotiation, preparation, execution and delivery of this Agreement, and any of the other Transaction Documents, and shall not have any right of reimbursement or indemnity for such costs and expenses as against each other. For the avoidance of doubt, Purchaser agrees that, whether or not the Closing occurs, it shall pay (i) all due diligence expenses, including lien searches and other due diligence searches with any applicable United States and Canadian regulatory authorities, (ii) the costs of any special STB counsel retained by Purchaser, (iii) all appraisal costs and fees, and (iv) all filing and recording fees and costs in connection with the Closing.
      This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Delivery by telecopy by a party of a copy of an executed counterpart hereof shall constitute execution and delivery hereof by such party.
    [The remainder of this page is left intentionally blank.]

    IN WITNESS WHEREOF, the parties have caused this Agreement to be executed under seal as of the date first set forth above.
SELLER: PLM FINANCIAL SERVICES, INC., not in its individual capacity but solely as liquidating trustee for the PLM Equipment Growth Fund III Liquidating Trust	PURCHASER: PATRIOT RAILCAR HOLDINGS I, LLC
    By:                                                                                                                                                                        By:
          Name:                        Name:   Charles A. Forbes, Jr.
          Title:                        Title:   Manager

    EXHIBIT A

    FORM OF BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT

    This BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Bill of Sale”) dated May __, 2003 is executed and delivered by PLM FINANCIAL SERVICES, INC., a Delaware corporation, not in its individual capacity but solely as liquidating trustee for the PLM Equipment Growth Fund III Liquidating Trust (hereinafter referred to as “Seller”), to PATRIOT RAILCAR HOLDINGS I, LLC, a Delaware limited liability company (hereinafter referred to as “Purchaser”). All capitalized words and terms used in this Bill of Sale and not defined herein shall have the respective meanings ascribed to them in that certain Purchase and Sale Agreement, dated as of May 29, 2003, between Purchaser and Seller (the "Agreement").
    WHEREAS, pursuant to the Agreement, the Seller has agreed to sell, convey, assign, transfer and deliver to the Purchaser all of the Purchased Assets;
    NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller hereby agrees as follows:

    1.   The Seller hereby contributes, transfers, conveys, assigns and delivers to the Purchaser, its successors and assigns, to have and to hold forever, all of the Purchased Assets, including but not limited to the Cars and Leases as listed on Schedule A hereto.

    2.   This Bill of Sale has been executed and delivered by the Seller in accordance with the Agreement and is expressly made subject to those liabilities, obligations and commitments which the Purchaser has expressly assumed and agreed to pay, perform and discharge pursuant to a certain Instrument of Assumption executed by the Purchaser of even date herewith and any further obligations of the Purchaser set forth in the Agreement.

    3.   Except as provided in Section 5.A of the Agreement, THE CARS ARE CONVEYED HEREBY ON AN “AS IS”, “WHERE IS” BASIS, WITHOUT ANY WARRANTIES OR OTHER REPRESENTATIONS WHATSOEVER, WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, OPERABILITY, DESIGN OR CONDITION OF, OR, AS TO THE QUALITY OR CAPACITY OF THE MATERIAL OR WORKMANSHIP OF, IN, THE CARS.

    This Bill of Sale is given pursuant to the Agreement and neither expands upon nor limits the rights and obligations of the parties under such Agreement. This Bill of Sale shall be governed by and construed in accordance with the laws of the State of New York.

    IN WITNESS WHEREOF, the undersigned pursuant to due authority, have caused this instrument to be duly executed under seal in their names by persons duly authorized, all as of the date written below.
    SELLER:

    PLM FINANCIAL SERVICES, INC., not in its individual capacity but solely as liquidating trustee for the PLM Equipment Growth Fund III Liquidating Trust

    By:
          Name:
          Title:

    PURCHASER

             PATRIOT RAILCAR HOLDINGS I, LLC

    By:
                                                                                  Name:
                                                                                  Title:

    EXHIBIT B

    FORM OF INSTRUMENT OF ASSUMPTION

    This INSTRUMENT OF ASSUMPTION dated May __, 2003 is executed and delivered by PLM FINANCIAL SERVICES, INC., a Delaware corporation, not in its individual capacity but solely as liquidating trustee for the PLM Equipment Growth Fund III Liquidating Trust (hereinafter referred to as “Seller”), to PATRIOT RAILCAR HOLDINGS I, LLC, a Delaware limited liability company (hereinafter referred to as “Purchaser”). All capitalized words and terms used in this Instrument of Assumption and not defined herein shall have the respective meanings ascribed to them in that certain Purchase and Sale Agreement, dated as of May 29, 2003, between Purchaser and Seller (the "Agreement").
    WHEREAS, pursuant to the Agreement, the Seller has agreed to sell, convey, assign, transfer and deliver to the Purchaser all of the Purchased Assets;
    WHEREAS, in consideration therefore, the Agreement requires the Purchaser to assume the Assumed Liabilities;
    NOW, THEREFORE, for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser hereby agrees as follows:

    1.   The Seller hereby assigns to the Purchaser, and the Purchaser hereby assumes and agrees to perform, pay and discharge when due all of the Assumed Liabilities.

    2.   Nothing herein shall be deemed to deprive the Purchaser of any defenses, set-offs or counterclaims which the Seller may have had or which the Purchaser shall have with respect to any of the obligations, liabilities and commitments hereby assumed (the "Defenses and Claims"). The Seller hereby transfers, conveys and assigns to the Purchaser all Defenses and Claims.

    3.   This instrument shall be governed by and construed in accordance with the laws of the State of New York.

    4.   This instrument may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopy by a party of a copy of an executed counterpart hereof shall constitute execution and delivery hereof by such party.

    5.   This instrument shall inure to the benefit of, and shall be binding upon, Purchaser and Seller and their respective successors and assigns.

    6.   Any amendments to this instrument shall be made only in writing, signed by the parties hereto.

    IN WITNESS WHEREOF, the undersigned, have executed this instrument as of the date written below.

                                                Seller:      PLM FINANCIAL SERVICES, INC., not in its individual capacity but solely as liquidating trustee for the PLM Equipment Growth Fund III Liquidating Trust

    By:
          Name:
          Title:

    Accepted as of May ___, 2003:

                                                Purchaser:   PATRIOT RAILCAR HOLDINGS I, LLC

    By:
          Name:
                                                                                              Title:

    EXHIBIT C

    GUARANTY

    This GUARANTY (the “Guaranty”), dated as of May 29, 2003, is made by MILPI Holdings, LLC, a Delaware limited liability company (“Guarantor”), in favor of Patriot Railcar Holdings I, LLC, a Delaware limited liability company (“Owner”).

    For value received, Guarantor hereby irrevocably guarantees to Owner the payment and performance by (i) PLM Financial Services, Inc., not in its individual capacity but solely as liquidating trustee for the PLM Equipment Growth Fund III Liquidating Trust (“Seller”), of Seller’s obligation under Section 7.B of that certain Rail Car Purchase and Sale Agreement dated as of May 29, 2003 between Seller and Owner (the “Purchase Agreement”), but solely with respect to Claims (as defined in the Purchase Agreement) resulting or arising from a breach of Section 5.A.(ix) of the Purchase Agreement, and (ii) Transportation Equipment-PLM, LLC, a Delaware limited liability company (“Manager”), of Manager’s obligations under Section 10(b) of that certain Management Agreement dated as of May 29, 2003 between Manager and Owner (collectively, the “Guaranteed Obligations”), all as and when they become due.

    This Guaranty is a guaranty of payment and performance and not of collection only. Obligations hereunder shall be payable solely in U.S. Dollars.

    Guarantor guarantees that the Guaranteed Obligations will be paid and performed strictly in accordance with the terms hereof and of the applicable instrument. The obligations of Guarantor hereunder are absolute, present and continuing obligations which are not conditional upon the exercise of any remedies against Seller or Manager or the making of a demand against Seller or Manager or the filing of a suit to obtain or assert a claim for personal judgment against Seller or Manager for the Guaranteed Obligations or the making of an effort at collecting the Guaranteed Obligations from Seller or Manager, or any attempt to foreclose or realize upon any security for obligations of Seller or Manager or the taking of any other action with respect to Seller or Manager, it being expressly acknowledged and agreed that Guarantor shall be directly obligated hereunder for all amounts payable in respect of the Guaranteed Obligations by Seller or Manager arising under the applicable instrument and for breaches of or failures to perform or observe, or any other noncompliance with, any covenant, condition or agreement or other obligation to be performed by Seller or Manager in respect of the Guaranteed Obligations. The liability of Guarantor under this Guaranty shall not be subject to any counterclaim, setoff, deduction, release, recoupment or defense and shall remain in full force and effect and shall be irrevocable, absolute and unconditional irrespective of (i) any lack of validity, genuineness or enforceability of any provisions of the applicable instrument or any other agreement or instrument relating thereto; (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment, or waiver of or any consent to departure from the terms of the applicable instrument; (iii) any bankruptcy or insolvency of, or any merger or consolidation of, or any sale of ownership interests in, Seller or Manager; (iv) the pursuit by Owner of whatsoever remedies there may be against any other guarantor of any or all of the Guaranteed Obligations; and (v) any other occurrence or circumstances whatsoever, whether similar or dissimilar to the foregoing, and any other circumstances (other than actual payment or performance) that might otherwise constitute a legal or equitable defense or discharge of the liabilities of a guarantor or surety or that might otherwise limit recourse against Guarantor; provided that any claim hereunder against Guarantor shall be subject to, and Guarantor shall have available to it in defense of any such claim, any and all of Seller’s or Manager’s rights and defenses, whether arising under the applicable instrument or otherwise, in respect of any such claim.

    This Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, in whole or in part, of any of the sums due in respect of the Guaranteed Obligations to Owner is rescinded or must otherwise be restored or returned upon the bankruptcy, insolvency, reorganization, arrangement, adjustment, composition, dissolution, liquidation or the like, of Seller or Manager, or upon or as a result of, the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to Seller or Manager or any substantial part of their respective property, or otherwise, all as though such payment had not been made notwithstanding any termination of this Guaranty.

    Guarantor hereby waives (i) notice of any of the foregoing matters, (ii) promptness, diligence, demand, protest, proof or notice of nonpayment and notice of acceptance, and (iii) any other notice with respect to any of the Guaranteed Obligations and this Guaranty.

    Guarantor will pay all costs and expenses (including reasonable attorneys’ fees, expenses and disbursements) reasonably incurred by or on behalf of Owner in enforcing the obligations of Guarantor hereunder.

    To the extent of any payment hereunder by Guarantor to Owner, Guarantor shall succeed to all corresponding claims that Owner may have and otherwise shall be subrogated to the rights of Owner against Seller or Manager, as applicable, and any other applicable person or security; and in connection with the foregoing, Owner shall, at Guarantor’s sole cost and expense, cooperate with Guarantor as Guarantor may reasonably request in seeking recovery under such claims.

    This instrument will inure to the benefit of Owner and its respective successors and permitted assigns.

    None of the terms and provisions of this Guaranty may be waived, altered, modified or amended except by an instrument in writing executed by Owner and Guarantor.

    The execution, delivery and performance by Guarantor of this Guaranty has been duly and validly authorized by Guarantor by all necessary limited liability company action. This Guaranty has been duly and validly executed and delivered by Guarantor and constitutes the legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles.

    This Guaranty is made under and, accordingly, shall be governed in all respects by, the internal laws (and not the laws pertaining to conflicts or choice of law) of the State of New York applicable to agreements made and to be performed wholly within the State of New York.

    [The remainder of this page is intentionally left blank]

    IN WITNESS WHEREOF, Guarantor has executed and delivered this Guaranty as of the date first set forth above.

    MILPI HOLDINGS, LLC

    By:   Its Managing Members

       AFG INVESTMENT TRUST C
       By:   AFG ASIT Corporation, its Managing
          Trustee

          By:
                James A. Coyne
                Senior Vice President

       AFG INVESTMENT TRUST D
       By:   AFG ASIT Corporation, its Managing
          Trustee

          By:
                James A. Coyne
                Senior Vice President